CTS CORPORATION
            905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

                 Notice of Annual Meeting of Stockholders

                       To Be Held April 28, 1995

To CTS Stockholders:

     The Annual Meeting of Stockholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Friday, April 28, 1995, at the Quality Inn City Centre, 300 South Main Street, Elkhart,
Indiana 46516, for the following purposes:

     1. To elect five directors to serve for one year and until their successors are elected and qualified;

     2. To transact other business properly presented at the meeting.

     Only stockholders of record at the close of business on March 10, 1995 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Accompanying this Notice of Annual Meeting are a Proxy
Statement, a proxy and the Annual Report for the fiscal year ended December 31, 1994.

                              By Order of the Board of Directors,



                              Jeannine M. Davis
                              Secretary



Elkhart, Indiana
March 17, 1995

It is important that your stock be represented at this meeting. We urge you to date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.



                              CTS CORPORATION
            905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

                              Proxy Statement


Voting Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTS Corporation for the Annual Meeting of Stockholders to be held April 28, 1995. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked by you at any time prior to being voted, by written notice delivered to the Secretary. The Proxy Statement and proxy were first mailed to stockholders about
March 17, 1995.

     The Corporation had outstanding 5,193,854 shares of Common Stock as of the close of business on March 10, 1995, the record date for the Annual Meeting as set by the Board of Directors. As a result of stockholder action taken at the 1987 Annual Meeting, 1,020,000 shares of Common Stock owned by Dynamics Corporation of America are not votable at the meeting. With the exception of those shares, each stockholder is entitled to one vote in person or by proxy for each share of Common Stock owned on the record date. There are no other voting securities. If the enclosed proxy is signed and returned, the shares represented will be voted in the manner indicated except that if any nominee for director is unable to serve at the time of the Annual Meeting, the proxy will be voted in accordance with the judgment on such matters of the person or persons acting as proxy.

     Proxy solicitation will be principally by mail, but proxies may also be solicited in person or by telephone. The expense of this solicitation will be paid by the Corporation. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Corporation has retained Georgeson & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $5,000, plus reasonable out-of-pocket expenses.

     The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than for which notice is given, but in the event other business is properly presented at the meeting, requiring a vote of the stockholders, the proxy will be voted in accordance with the judgment on such matters of the person or persons acting as proxy.

     Stockholders are requested to exercise their right to vote by completing and signing the enclosed proxy and returning it promptly in the enclosed envelope. Unless otherwise specified by the stockholder, all shares represented by valid proxies will be voted in favor of the election of all Director-Nominees.


Securities Beneficially Owned by Principal
Stockholders and Management

     The following table includes information with respect to all persons and groups known to the Corporation to be beneficial owners of more than five percent of the Common Stock of the Corporation on March 1, 1995. The number of shares and the percent of class held by each director and director-nominee is also stated.
Additionally, the number of shares and the percent of class held by each executive officer of the Corporation included in the Summary Compensation Table set forth under the caption "Executive Compensation" below is included, together with the total number of shares and percent of class held by all Directors and Officers as a Group.

                                 Amount and Nature of
                                Beneficial Ownership On     Percent
    Beneficial Owner                  March 1, 1995 1      of Class

Dynamics Corporation of                2,222,100 2          42.78
 America
475 Steamboat Road
Greenwich, CT  06830

The Gabelli Group, Inc.                1,217,700 3          23.45
 GAMCO Investors, Inc.,
 and Gabelli Funds, Inc.
655 Third Avenue
New York, NY  10017

CTS Corporation Employee                 275,836 4           5.31
 Benefit Plans Master Trust
Harris Trust and Savings
 Bank, Trustee
Chicago, IL  60603

Gerald H. Frieling, Jr.                  276,836 4           5.33

Lawrence J. Ciancia                      276,336 4           5.32

Andrew Lozyniak                          275,836 4,10         5.31

Patrick J. Dorme                         275,836 4,10         5.31

Joseph P. Walker                          23,635 5              *

Philip T. Christ                          11,335 6              *

Stanley J. Aris                            5,304 7              *

Jeannine M. Davis                          4,745 8              *

James L. Cummins                           2,778 9              *

13 Directors and Officers                335,254 4,11         6.46
 as a Group
___________________________

*Less than 1%

1Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Except where otherwise indicated, the stockholders listed in the table have sole voting and investment authority with respect to the shares owned by them.

2Includes 1,020,000 shares for which voting authority was not granted by a vote of the independent stockholders of the Corpora-tion at the 1987 Annual Meeting of Stockholders, pursuant to the Control Share Acquisition Chapter of the Indiana Business Corpora-tion Law.

3Includes 253,000 shares held by Gabelli Funds, Inc. and 964,700 shares held by GAMCO Investors, Inc., which were reported on a joint Schedule 13D filed November 11, 1994, the most recent filing by such Reporting Person. According to the Schedule 13D, each of the Reporting Persons and Covered Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 135,900 of the reported shares, and except that Gabelli Funds, Inc. shares with the Board of Directors of The Gabelli Growth Fund, The Gabelli Global Telecommunications Fund, The Gabelli Global Interactive Couch Potato Fund, The Gabelli Global Convertible Securities Fund, The Gabelli Gold Fund, Inc., The Gabelli Convertible Securities Fund and The Gabelli Equity Income Fund voting power with respect to any shares which may be held from time to time by such funds, so long as the aggregate voting interest of all joint filers does not exceed 25% of the issuer's total voting interest and, in that event, the respective Proxy Voting Committee of each fund (other than The Gabelli Growth
Fund) will vote the shares held by that Fund; except that, since the aggregate voting interest of all joint filers exceeds 25% of the issuer's total voting interest, the sole voting power with respect to the 100,000 shares held by The Gabelli Asset Fund, the 118,100 shares held by The Gabelli Equity Trust Inc. and the 35,000 shares held by The Gabelli Small Cap Growth Fund is exercised by the respective Proxy Voting Committee of each such fund; except that the power of Mr. Gabelli and GFI is indirect with respect to Securities beneficially owned directly by other Reporting Persons.

4275,836 of the shares shown as owned beneficially by each of Mr. Ciancia, Mr. Dorme, Mr. Frieling, Mr. Lozyniak, the CTS Corporation Benefit Plans Master Trust and 13 Directors and Officers as a Group are the same shares, which shares are held by Harris Trust and Savings Bank as Trustee of the CTS Corporation Employee Benefit Plans Master Trust (the "Trust"). The Compensation Committee of the Board of Directors has voting and investment authority over said shares, except for shares held in participant-directed accounts under the CTS Corporation Retirement Savings Plan, over which individual participants hold investment authority. The present members of the Compensation Committee are Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr., and Andrew Lozyniak, who were appointed by the Board of Directors of CTS Corporation.

The 275,836 shares held by the Master Trust include, in addition to the shares attributed to the accounts of Joseph P. Walker, Philip T. Christ, Stanley J. Aris, Jeannine M. Davis and James L. Cummins in the CTS Corporation Retirement Savings Plan as set forth in footnote numbers five, six, seven, eight and nine below, respectively, 7,224 shares attributed to the accounts of other officers of the Corporation in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1994, the most recent annual report of the Plan. The number of shares attributed to the accounts of such other officers may not reflect shares that have accrued to such accounts since the filing of the Plan's last report.

5Includes 3,435 shares attributed to Joseph P. Walker's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1994, the most recent annual report of the Plan. The number of shares attributed to Mr. Walker's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report.

6Includes 1,335 shares attributed to Philip T. Christ's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1994, the most recent annual report of the Plan. The number of shares attributed to Mr. Christ's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 1,000 shares subject to options exercisable on March 1, 1995 or which become exercisable within 60 days thereafter.

7Includes 304 shares attributed to Stanley J. Aris' account in the CTS Corporation Retirement Savings Plan, as shown as of
December 31, 1994, the most recent annual report of the Plan. The number of shares attributed to Mr. Aris' account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 1,000 shares subject to options exercisable on March 1, 1995 or which become exercisable within 60 days thereafter.

8Includes 323 shares attributed to Jeannine M. Davis' account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1994, the most recent report of the Plan. The number of shares attributed to Ms. Davis' account may not reflect shares that have accrued to her account since the filing of the Plan's last annual report. Also includes 2,200 shares subject to options exercisable on March 1, 1995 or which become exercisable within 60 days thereafter.

9Includes 274 shares attributed to James L. Cummins' spouse's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1994, the most recent report of the Plan. The number of shares attributed to Mrs. Cummins' account may not reflect shares that have accrued to her account since the filing of the Plan's last annual report. Also includes 1,000 shares subject to options exercisable on March 1, 1995 or which become exercisable within 60 days thereafter.

10Messrs. Lozyniak and Dorme are directors of Dynamics Corporation of America.

11Includes 8,700 shares subject to options exercisable on March 1, 1995 or which become exercisable within 60 days thereafter.


Election of Directors

     At the Annual Meeting, five directors are to be elected for terms of one year. Each director will hold office until the next Annual Meeting of Stockholders and until his successor has been elected and qualified. Each person listed below has been nominated by the Board of Directors and has agreed to serve as a director, if elected.

                                                       Year First
                                                        Elected
                                                        Director

GERALD H. FRIELING, JR.                                  1982

President of Frieling and Associates (a consulting firm); Chairman of the Board of Tokheim Corporation (a manufacturer of petroleum dispensing equipment, systems and control devices); Chairman of the Audit Committee and Member of the Executive and Compensation Committees of CTS Corporation. During the past five years, Mr.
Frieling, age 64, served as Chief Executive Officer of
Tokheim Corporation, and served in his present capacities at Frieling and Associates and Tokheim
Corporation.

ANDREW LOZYNIAK                                          1987

Chairman of the Board and President of Dynamics
Corporation of America (a manufacturer of electrical appliances and electronic devices, fabricated metal products and equipment, and power and controlled environmental systems); Chairman of the Compensation
Committee and Member of the Executive and Audit
Committees of CTS Corporation. During the past five years, Mr. Lozyniak, age 63, has served in his present capacities at Dynamics Corporation of America. Mr.
Lozyniak serves as a director of Dynamics Corporation of America.


JOSEPH P. WALKER                                         1987

Chairman of the Board, President and Chief Executive
Officer of CTS Corporation; Chairman of the Executive
Committee of CTS Corporation. During the past five years, Mr. Walker, age 56, has served in his present capacities at CTS. Mr. Walker is a director of NBD
Bank, N.A.

LAWRENCE J. CIANCIA                                      1990

Chief Executive Officer and Chief Operating Officer of
Uponor ETI Company (a supplier of PVC pipe products, specialty chemicals and PVC compounds); Member of the Audit and Compensation Committees of CTS Corporation.
During the past five years, Mr. Ciancia, age 52, has served in his present capacities at Uponor ETI Company, formerly Concorde Industries, Inc.

PATRICK J. DORME                                         1993

Vice President and Chief Financial Officer of Dynamics
Corporation of America (a manufacturer of electrical appliances and electronic devices, fabricated metal products and equipment, and power and controlled environmental systems); Member of the Audit and Compensation Committees of CTS Corporation. During the past five years, Mr. Dorme, age 59, has served in his present capacities at Dynamics Corporation of America.
Mr. Dorme serves as a director of Dynamics Corporation of America.


The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to elect the Director-Nominees.


The Board of Directors unanimously recommends a vote in favor of each of the Director-Nominees named above.


Compliance with Section 16(a) of the Securities Exchange Act of
1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock
and other equity securities of the Corporation.   Executive
Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporation's knowledge, based solely on its review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to its Executive Officers, directors and greater than ten percent beneficial owners were complied with.


Board of Directors and Standing Committees

     During 1994, the Board of Directors held six meetings. The standing committees of the Board of Directors include an Audit
Committee, an Executive Committee and a Compensation Committee.

     The Audit Committee, consisting of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr., and Andrew Lozyniak, held two meetings in 1994. The Committee performs the following principal functions: recommendation of the engagement or discharge of the Corporation's independent accountants; review of the plan and results of the auditing engagement with the independent accountants; review of the adequacy of the Corporation's internal accounting controls; and review of the independence of the independent accountants and the audit fees of the independent accountants.

     The Executive Committee, consisting of Gerald H. Frieling, Jr., Andrew Lozyniak and Joseph P. Walker, held four meetings in 1994. The Committee reviews and advises management on financial and operational matters between meetings of the Board of Directors.

     The Compensation Committee, consisting of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr., and Andrew Lozyniak, held three meetings in 1994. The Committee performs the function of recommending officer compensation arrangements and amounts to the Board of Directors. The Committee also administers the CTS Corporation 1986 Stock Option Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, and the CTS Corporation Management Incentive Plan.

     Each Director-Nominee attended at least 93% of the aggregate of the meetings of the Board of Directors and the committees to which he was assigned during 1994.


Executive Compensation

     The following table sets forth annual and long-term compensation information for each of the last three fiscal years of the Chief Executive Officer and the four highest compensated
Executive Officers whose salary and bonus for fiscal year 1994 exceeded $100,000. Information which is not required to be disclosed in the table is identified by the letters "N/R."

                        SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                            Annual Compensation                         Compensation
                                                                                         Restricted            All Other
Name and Principal Position      Year     Salary ($)     Bonus1 $      Other2 ($)     Stock Award(s)3 ($)    Compensation4 ($)

Joseph P. Walker5,6              1994       311,878      147,200          N/R             231,250                8,496
Chairman of the                  1993       297,083            0          N/R                   0                6,426
Board, President and             1992       283,075            0          N/R                   0                5,695
Chief Executive Officer

Philip T. Christ6                1994       168,301       90,200          N/R                   0                7,326
Group Vice                       1993       158,442       80,000          N/R                   0                7,023
President                        1992       150,983            0          N/R              41,000                6,080

Stanley J. Aris6                 1994       160,105       75,600          N/R               57,813               4,991
Vice President                   1993       153,663       20,250         5,555                   0               4,813
Finance and Chief                1992        92,308            0          N/R                    0               2,077
Financial Officer

Jeannine M. Davis6               1994       109,063       51,500          N/R                    0               2,944
Vice President,                  1993        95,035            0          N/R                    0               2,762
General Counsel                  1992        90,510            0          N/R               41,000               2,136
and Secretary

James L. Cummins6                1994        83,908       46,900          N/R                     0              2,648
Vice President                   1993         N/R           N/R           N/R                  N/R                N/R
Human Resources                  1992         N/R           N/R           N/R                  N/R                N/R


1Includes bonuses paid pursuant to the CTS Corporation Management
Incentive Plan, as described in the Report of the Compensation
Committee below.

2The value of other personal benefits received from the Corporation by the named Executive Officers is below the reporting threshold for perquisites.

3At the end of fiscal year 1994, Joseph P. Walker held 10,000 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which at December 31, 1994 was $277,500. At the time that such restrictions lapse, a cash bonus is paid in an amount equal to the market value of the shares on the date the restriction lapses. For Joseph P. Walker, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1994 - $49,250; 1993 - $39,250; and 1992 - $46,250.

At the end of fiscal year 1994, Philip T. Christ held 1,600 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1994 was $44,400. For Philip T. Christ, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1994 - $19,150; 1993 - $15,500; and 1992 - $9,400.

At the end of fiscal year 1994, Stanley J. Aris held 2,500 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1994 was $69,375. No cash payments have been made to Mr. Aris pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years.

At the end of fiscal year 1994, Jeannine M. Davis held 1,200 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1994 was $33,300. For Jeannine M. Davis, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1994 - $9,200; 1993 - $7,300; and 1992 - 0.

The restrictions on 20% of the shares awarded under this Plan lapse at the end of each of the five years following acquisition of the shares. Regular dividends are paid to holders of restricted stock awarded under this Plan. This Plan includes a change of control provision which provides that, upon a change of control of the Corporation, as defined in the Plan, all restrictions on shares awarded under the Plan will lapse and cash bonuses will be paid relative to those shares.

4Includes (i) the Corporation's matching contributions to the CTS Corporation Retirement Savings Plan on behalf of the named
Executive Officers as follows:  for Joseph P. Walker, 1994 -
$3,465; 1993 - $3,373 and 1992 - $3,273; for Philip T. Christ, 1994
- - $3,465; 1993 - $3,373 and 1992 - $3,204; for Stanley J. Aris,
1994 - $3,465; 1993 - $3,373 and 1992 - $2,077; for Jeannine M.
Davis, 1994 - $2,454; 1993 - $2,303 and 1992 - $1,911; and for
James L. Cummins, 1994 - $2,234 and (ii) the premiums paid by the Corporation on the term life insurance policies with face values greater than $50,000 provided to each of the named Executive
Officers as follows: for Joseph P. Walker, 1994 - $5,031, 1993 - $3,053 and 1992 - $2,422; for Philip T. Christ, 1994 - $3,861,
1993 - $3,650 and 1992 - $2,876; for Stanley J. Aris, 1994 -
$1,526, 1993 - $1,440 and 1992 - $.00; for Jeannine M. Davis, 1994
- - $490, 1993 - $459 and 1992 - $225; and for James L. Cummins, 1994
- - $414.

5Joseph P. Walker has executed an employment agreement with the Corporation, which provides that for a period of three years, beginning June 24, 1994, Mr. Walker will be employed by the Corporation as Chairman of the Board, President and Chief Executive Officer, at an initial annual salary of $319,725. Termination of Mr. Walker's employment agreement by the Corporation, for reasons other than cause as defined in the agreement, entitles Mr. Walker to receive his then current annual salary for the number of months remaining under his agreement, the same to be paid in equal monthly payments.

6The Corporation has entered into Indemnification Agreements with each of the named Executive Officers and all other Executive Officers of the Corporation which provide that the Corporation agrees to indemnify the officer, to the fullest extent allowed by the bylaws of the Corporation and the Indiana Business Corporation Law, in the event that he/she was or is made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that he/she is an officer of the Corporation. The indemnification agreements provide indemnification for acts occurring prior to the execution of the agreements.


Stock Options

     Shown below is information on grants of options for CTS
Corporation Common Stock awarded pursuant to the CTS Corporation
1986 Stock Option Plan to the named Executive Officers in 1994.

                           OPTION GRANTS IN 1994
                             INDIVIDUAL GRANTS

                                                                          Potential Realizable Value
                                                                         at Assumed Annual Rates
                                                                         of Stock Price Appreciation
                                                                              For Option Term1
                       Number of        % of Total
                       Securities      Options Granted   Exercise
                       Underlying       to Employees      Price    Expiration
     Name            Options Granted2     in 1994        ($/Share)     Date      5%($)    10%($)

Joseph P. Walker          0                  0             N/A         N/A       N/A       N/A
Philip T. Christ        5,000              8.9%        24.75       6-23-99     34,190    75,550
Stanley J. Aris         3,000              5.3%        24.75       6-23-99     20,520    45,330
Jeannine M. Davis       4,000              7.0%        24.75       6-23-99     27,350    60,440
James L. Cummins        3,000              5.3%        24.75       6-23-99     20,520    45,330

1Potential realizable value is determined by assuming an initial value of $24.75 per share, the market closing price for CTS Corporation Common Stock on the date of grant and applying the stated annual appreciation rate compounded annually for the remaining term of the option (five years), subtracting the exercise price and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market condition.

2All options become exercisable over a four-year period at the rate of 25% per year commencing on the first anniversary of the option grant.

                         OPTION EXERCISES IN 1994
                  AND FISCAL YEAR END 1994 OPTION VALUES

                                                                        Number of Securities         Value of
                                                                            Underlying              Unexercised
                                                                            Unexercised             In-the-Money
                                                                            Options At               Options at
                                                                          Fiscal Year End          Fiscal Year End
                            Shares Acquired            Value                Exercisable/            Exercisable/
     Name                     on Exercise             Realized             Unexercisable            Unexercisable

Joseph P. Walker                   0                     0                       0                        0
Philip T. Christ                   0                     0                   500/6,500              $ 4,313/27,938
Stanley J. Aris                    0                     0                   500/4,500                4,313/21,938
Jeannine M. Davis                  0                     0                  2,200/4,000              15,675/12,000
James L. Cummins                   0                     0                  1,000/3,000               7,125/9,000


      REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

     The Compensation Committee of the Board of Directors, comprised of Larry J. Ciancia, Patrick J. Dorme, Gerald H.
Frieling, Jr., and Andrew Lozyniak, submits this report of Executive Compensation to the Corporation's stockholders.


                  Compensation Principles and Philosophy

     The Compensation Committee of the Board of Directors has implemented executive compensation policies and programs designed to achieve the following objectives:

          Attract and retain key executives and managers

          Align the financial interests of key
          executives and managers with those of the stockholders of the Corporation

          Reward individual performance

          Reward Corporate performance

     These objectives are achieved through a combination of annual and longer term compensation arrangements including base salary, annual cash incentive compensation, and long-term incentive compensation through stock options and restricted stock awards, in addition to medical, pension and other benefits available to employees in general.

     The four principal components of the Executive Officer
Compensation package at CTS Corporation are:  base salary, the CTS
Corporation Management Incentive Plan, the CTS Corporation 1986
Stock Option Plan and the CTS Corporation 1988 Restricted Stock and
Cash Bonus Plan.


                                Base Salary

     The base salary of the Executive Officers of CTS Corporation is determined in the same manner as the salaries of all exempt salaried employees of the Corporation. A job classification system is utilized to determine appropriate salary ranges for each Executive Officer position, based on qualifications, job responsi-bilities and market factors. The goal of CTS Corporation's job classification system is that Executive Officers, and employees in general, are paid a salary which is commensurate with their qualifications, duties and responsibilities and which is competi-tive in the market place. The Corporation retained in 1994 Towers
Perrin to assess the current salaries and classifications of the Executive Officers compared with market data for similar positions at similar companies. The report from Towers Perrin indicated that the salaries of the Corporation's Executive Officers are generally below competitive median salaries. When the financial performance of the Corporation permits, salary adjustments above a cost-of-living level are considered for those in the lower portion of their salary range, if individual performance warrants such consideration.

     During each of the past three years, the named Executive
Officers have been granted salary increases during these years in the cost-of-living range established for all exempt salaried employees of the Corporation, except that in February of 1994, certain officer salaries were increased at higher than cost-of-living rates in response to competitive salary information provided by Towers
Perrin.


                 CTS Corporation Management Incentive Plan

     All Executive Officers of the Corporation are participants in the CTS Corporation Management Incentive Plan, which provides cash compensation incentives, based on the financial performance of the Corporation. Currently, financial performance is measured on the basis of achieving target levels of return on assets (ROA). When plan financial objectives are met at the 100% level, each of the named Executive Officers is eligible for a bonus in an amount equal to 40% of his/her base salary for the subject year. Maximum incentive payments under this Plan range from 10% to 60% of the annual salary of the Plan participants.

     For 1994, the Corporation achieved 118% of its ROA target under the 1994 Corporation Management Incentive Plan. Accordingly, the named Executive Officers received formula bonuses under the Plan equal to 47.2% of their base salaries, except that Philip T.
Christ's 1994 bonus also reflects the higher ROA performance achievement of the operating units which report to him.

     This Plan also authorizes the Compensation Committee to grant discretionary bonuses when the Committee deems it appropriate to do so. No discretionary bonuses have been paid to the named Executive
Officers during any of the three years for which compensation is disclosed, except that for 1993 a discretionary award of $39,450 was made to Philip T. Christ, based on his direct and substantial contribution to the success of the Corporation's Automotive
Products business unit.


                  CTS Corporation 1986 Stock Option Plan

     The Compensation Committee administers the Corporation's stock option plan and determines to whom options will be granted, the dates of such option grants, the number of shares subject to option, the option price, option periods and option terms. Stock options were granted to Philip T. Christ, Stanley J. Aris,
Jeannine M. Davis and James L. Cummins during 1994 in order to establish a direct link between these Executive Officers and long-term Corporate performance, as reflected in stock price appreciation.


         CTS Corporation 1988 Restricted Stock and Cash Bonus Plan

     The CTS Corporation 1988 Restricted Stock and Cash Bonus Plan was adopted by the stockholders in 1989 for the purpose of providing incentives to selected key employees who contribute or are expected to contribute materially to the success of the Corporation, and to closely align the financial interests of these key employees with those of the Corporation's stockholders. The participants are selected and their level of participation determined by the Compensation Committee.

     Shares acquired by participants pursuant to the Plan are subject to restriction that, during the period of five years after the date of acquisition, the participant may not sell, transfer or otherwise dispose of such shares as to which the restrictions shall not have lapsed. The restrictions lapse as to 20% of the shares acquired pursuant to the Plan at the end of each year following the acquisition of the shares. When the restrictions lapse, a cash bonus is paid to the participant equal to the fair market value of such shares as of the date of such lapse. In no event may the cash bonuses payable to any participant be greater than twice the fair market value of such shares on the date they were originally acquired.

     Dividends are paid to participants in this Plan on all shares awarded to them under the Plan. The Plan also provides for appropriate adjustment to the number of shares awarded in the event of a stock dividend, stock split, recapitalization, merger, combination or exchange of shares for other securities.

     Awards under the Plan were made to Joseph P. Walker and Stanley J. Aris, for 10,000 shares and 2,500 shares respectively in 1994. Mr. Walker and Mr. Aris were selected for awards in order to align their interests with the Corporation's stockholders and in view of their abilities, as Chief Executive Officer and Chief
Financial Officer, to contribute materially to the success of the Corporation. The number of shares previously awarded to the named
Executive Officers, their market value, vesting schedules, and bonuses paid relative thereto, are set forth in the Summary
Compensation Table above and the footnotes thereto.


                       Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that the Corporation may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of compensation paid to the Corporation's Executive Officers do not exceed this limit. The Compensation Committee currently intends for all compensation paid to its Executive Officers to be tax deductible to the Company pursuant to Section 162(m).

                          Respectfully Submitted,

                  CTS CORPORATION COMPENSATION COMMITTEE



                  Lawrence J. Ciancia, Patrick J. Dorme,
                Gerald H. Frieling, Jr. and Andrew Lozyniak


                          STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Corporation's common stock for the last five fiscal years with the cumulative total return on the S & P 500 Index and an index of peer companies over the same period.






























             CTS Corporation Salaried Employees' Pension Plan

     The CTS Corporation Salaried Employees' Pension Plan is a retirement plan for exempt salaried employees of some CTS Corpora tion divisions and subsidiaries. The benefit formula is calculated as 1% of a participant's highest average monthly pay during any three calendar years of a participant's last ten calendar years of service, multiplied by a participant's credited service. The credited service for the named Executive Officers as of December 31, 1994, is as follows: Joseph P. Walker, 6.52 years,
Philip T. Christ, 4.78 years, Stanley J. Aris, 1.78 years,
Jeannine M. Davis, 14 years, and James L. Cummins, 17 years.
Covered compensation for the named Executive Officers is essen tially equivalent to the amount reported in the Annual Compensation
Section of the Summary Compensation Table above under the Salary and Bonus Columns. No benefit under this plan is subject to Social
Security or other offsets.

     The following table shows the annual benefits payable under the plan to persons in specified compensation and credited service classifications at normal retirement age of 65:

                              PENSION TABLE*

                          Years of Participation
Compensation   15 Years   20 Years   25 Years   30 Years   35 Years

$100,000       $ 15,000  $ 20,000   $ 25,000   $ 30,000  $ 35,000
 125,000         18,750    25,000     31,250     37,500    43,750
 150,000         22,500    30,000     37,500     45,000    52,500
 175,000         26,250    35,000     43,750     52,500    61,250
 200,000         30,000    40,000     50,000     60,000    70,000
 225,000         33,750    45,000     56,250     67,500    78,750
 250,000         37,500    50,000     62,500     75,000    87,500
 300,000         45,000    60,000     75,000     90,000   105,000
 400,000         60,000    80,000    100,000    120,000   140,000

*The benefit limitation under the Internal Revenue Code of 1986, as amended, for 1995 is $120,000. Effective July 1, 1994, no more than $150,000 (as adjusted from time to time for cost of living increases of $10,000 or more) of cash compensation may be taken into account in calculating benefits under this plan.


Director Compensation

     Each member of the Board of Directors, who is not an employee or an officer of the Corporation, is paid an annual retainer of $12,000 per year for service on the Board of Directors, a meeting fee of $1,000 for each meeting of the Board of Directors attended in person, and $500 for each meeting of the Board of Directors attended by telephone. In addition, each member of the Executive
Committee and each member of the Compensation Committee is entitled to receive an annual retainer of $500, and each member of the Audit
Committee is entitled to receive an annual retainer of $1,000, together with a meeting fee of $1,000 for attending each meeting of a committee of which he is a member, except that he is entitled to receive $500 per meeting for a second or subsequent meeting held on the same day and for any such meetings attended by telephone.

     On April 27, 1990 the Corporation adopted the CTS Corporation
Stock Retirement Plan for Non-Employee Directors of the Corporation
(the "Plan"). Under the Plan, separate accounts are opened by the Corporation in the names of non-employee directors. On January 1 of each year, starting in 1991, a Deferred Stock Account in the name of each non-employee director is credited with 100 Common
Stock Units if said director was a non-employee director of the Corporation on the last day of the immediately preceding calendar year or ceased to be a director during such preceding calendar year by reason of his retirement, disability or death. In addition, on May 1, 1990, the Corporation credited to the Deferred Stock Account of each such director 50 Common Stock Units for each complete calendar year of his service to the Corporation as a non-employee director prior to May 1, 1990. Each Deferred Stock Account will also be credited with Common Stock Units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of Common Stock on a dividend payment date. All Deferred Stock Units in a director's account will be distributed in Common Stock as of the January 1st after the director leaves the Board of Directors. Until such time, the Corporation's obligation under the Plan is an unsecured promise to deliver shares of Common Stock. No Common Stock will be held in trust or as a segregated fund because of the adoption of the Plan.
Four members of the Board of Directors are currently eligible to participate in the Plan. The Corporation expensed $11,100 in 1994 in respect of Common Stock Units credited to the accounts of the eligible directors as a group pursuant to the Plan.


Corporation's Independent Accountants

     The Corporation's independent accountants are Price Water-house. Representatives of the independent accountants will attend the Annual Meeting, to be available to respond to appropriate questions by stockholders and to have the opportunity to make statements, if they so desire.


Stockholder Proposals

     To be considered for inclusion in the 1996 proxy solicitation material and proxy, stockholder proposals must be received by the Corporation at its Corporate offices no later than November 24, 1995.


1994 Annual Report on S.E.C. Form 10-K

     Upon the written request of a CTS stockholder owning shares of Common Stock on the record date, to Jeannine M. Davis, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, the Corporation will provide to such stockholder, without charge, a copy of its 1994 annual report on S.E.C. Form 10-K, including the financial statements and financial statement schedules.


                                   Jeannine M. Davis
                                       Secretary

Elkhart, Indiana
March 17, 1995

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